EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin
Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Attributable to
Vanguard Health Systems, Inc. Stockholders Margin)
and Reconciliation of Adjusted EBITDA to Net Income/Loss Attributable to Vanguard Health Systems, Inc.
Stockholders Margin

	Quarter ended March 31,		Nine months ended March 31,

(in millions, unaudited)	2009	2010	2009	2010

Adjusted EBITDA	$86.2	$90.1	$227.9	$242.6
Total revenues	858.0	861.2	2,369.6	2,528.2

Adjusted EBITDA Margin	10.0%	10.5%	9.6%	9.6%

Adjusted EBITDA	$86.2	$90.1	$227.9	$242.6
Interest, net	(27.2)	(29.9)	(84.5)	(84.6)
Income tax benefit (expense)	(8.2)	16.5	(13.5)	18.2
Depreciation and amortization	(31.6)	(34.6)	(96.0)	(102.9)
Non-controlling interests	(0.7)	(0.4)	(2.3)	(2.1)
Gain (loss) on disposal of assets	‑	‑	2.1	(0.4)
Equity method income	0.1	0.3	0.4	0.8
Stock compensation	(1.2)	(0.6)	(3.4)	(3.5)
Monitoring fees and expenses	(1.3)	(1.2)	(3.9)	(3.9)
Realized holding loss on investments	‑	‑	(0.6)	‑
Debt extinguishment costs	‑	(73.2)	‑	(73.2)
Impairment loss	‑	‑	‑	(43.1)
Income (loss) from discontinued operations, net of taxes	(0.3)	0.2	0.6	0.1

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$15.8	$(32.8)	$26.8	$(52.0)
Total revenues	$858.0	$861.2	$2,369.6	$2,528.2

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders margin	1.8%	(3.8)%	1.1%	(2.1)%